Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-02

**FULL PRICING DETAILS** $1.279+ bn ($1.079+ MM Offered Size) Mercedes-Benz Auto Lease Trust 2019-B (MBALT 2019-B).

Joint leads: Credit Ag (Structuring), BofA, Wells Fargo
Co-Managers: Commerz and Mizuho

CLS	AMT (MM)	EXP RATING S/F	WAL	WINDOW	E.FIN	L.FIN	BMK	Spread	Yield	Coupon	Price

A-1	$200,000,000	n/a	0.22	**RETAINED**
A-2	$530,000,000	AAA/AAA	0.82	5-15	02/21	12/21	EDSF	24	2.025%	2.010%	99.99474
A-3	$440,000,000	AAA/AAA	1.69	15-27	02/22	10/22	EDSF	33	2.018%	2.000%	99.98410
A-4	$109,960,000	AAA/AAA	2.35	27-29	04/22	08/25	IntS	41	2.068%	2.050%	99.97906

*PRICING SPEED:	100% PPC TO MATURITY	*SETTLEMENT:	Nov 20th
*EXP PRICING:	PRICED
*FIRST PAY DATE:	Dec 16, 2019
*EXPECTED RATINGS:	S&P and Fitch
*REGISTRATION:	SEC Registered/Public	*ERISA Eligible:	Yes
*EU RISK RETENTION:	No
*MIN DENOMINATION:	$1k x $1k	*BLOOMBERG TICKER:	MBALT 2019-B
*BILL & DELIVER:	Credit Ag
*ABS-15G FILING:	November 4th

AVAILABLE INFORMATION

*Preliminary Prospectus and FWP (Attached)
*Intex CDI File (Attached)
*Intexnet Dealname: casxmblt19b Password: 6BUK
*Deal Roadshow: www.NetRoadshow.com Entry Code: MBALT2019B

CUSIP / ISIN
A2	58769QAB7	US58769QAB77
A3	58769QAC5	US58769QAC50
A4	58769QAD3	US58769QAD34

Daimler Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Daimler Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Daimler Trust Leasing LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Daimler Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-807-6030.